Exhibit 99.2

PROSPECTUS SUPPLEMENT SUMMARY

Overview

We are a biopharmaceutical company focused on the development and commercialization of novel bile acid modulators to treat orphan pediatric liver diseases and other liver or gastrointestinal diseases and disorders. The initial target indication for our lead product candidate, odevixibat (formerly known as A4250), is progressive familial intrahepatic cholestasis, or PFIC, a rare, life-threatening genetic disorder affecting young children for which there is currently no approved drug treatment. We are also pursuing the development of odevixibat in biliary atresia and in Alagille syndrome, or ALGS, each of which is a rare, life threatening disease that affects the liver and for which there is no approved pharmacologic treatment option. We expect to initiate a pivotal trial of odevixibat in biliary atresia in the first half of 2020 and a pivotal trial of odevixibat in ALGS by the end of 2020. Our most advanced product candidate in addition to odevixibat is elobixibat, which is approved in Japan for the treatment of chronic constipation and for which we have initiated a Phase 2 clinical trial as a treatment for nonalcoholic fatty liver disease, or NAFLD, and nonalcoholic steatohepatitis, or NASH. We expect topline results from the Phase 2 trial in mid-2020. We are also exploring additional clinical development of our product candidate A3384 based on an evaluation of its patent coverage and our overall portfolio. We have method of use patents for odevixibat with a natural expiry in 2031, but which can run through 2034 with potential patent term extensions. In June 2018, we were granted a patent for a method of using elobixibat to treat NASH in both the U.S. and E.U. We also have a preclinical program in NASH.

Odevixibat — Our Lead Product Candidate for PFIC. We completed a Phase 2 clinical trial of odevixibat in children with chronic cholestasis and pruritus, and in May 2018, we enrolled the first patient in our Phase 3 clinical trial for odevixibat, given once per day as an oral capsule or sprinkled over food, in patients ages 6 months to 18 years with PFIC types 1 and 2, with 45 global sites recruiting, which we refer to as PEDFIC 1. PEDFIC 1 is testing two doses of odevixibat, 40 µg/kg/day and 120 µg/kg/day, along with placebo, over a treatment period of 24 weeks. In PEDFIC 1, assessment of change in pruritus is the primary endpoint in the U.S. and a key secondary endpoint in the E.U., and sBA responder rate is the primary endpoint in the E.U. and a key secondary endpoint in the U.S. We are using the planned commercial formulation in PEDFIC 1, but any commercial product will include final trade dress. In the first quarter of 2019, we revised our statistical analysis methodology for PEDFIC 1, in line with guidance from the U.S. Food and Drug Administration, or FDA, which resulted in an improvement in the power of the study. We expect topline data from PEDFIC 1 in mid-2020, with a potential approval and commercial launch in the second half of 2021. We also submitted a protocol amendment for PEDFIC 2, our long term, open label extension study, which includes an additional cohort of PFIC patients who are not eligible for PEDFIC 1. The first sites have been activated and first patients enrolled in the expanded PEDFIC 2 cohort. In June 2018, the FDA granted a rare pediatric disease designation to odevixibat for the treatment of PFIC, which affirms our eligibility to apply for a rare pediatric disease priority review voucher upon submission of a new drug application for odevixibat. In September 2018, the FDA granted fast track designation for odevixibat for the treatment of pruritus associated with PFIC.

The precise prevalence of PFIC is unknown, and we are not aware of any patient registries or other method of establishing with precision the actual number of patients with PFIC in any geography. PFIC has been estimated to affect between one in every 50,000 to 100,000 children born worldwide. Based on the published incidence, published regional populations, and estimated median life expectancies, we estimate the prevalence of PFIC across the spectrum of the disease to be approximately 8,000 to 10,000 patients in the U.S. and E.U., but we are not able to estimate the prevalence of PFIC with precision. We currently have not modeled other regional opportunities in Asia, the Middle East and Latin America. We are aware there may be higher prevalence of disease in some countries such as Saudi Arabia and Turkey. We hold global rights to odevixibat unencumbered. Our current plan is to commercialize odevixibat ourselves in the U.S. and E.U., and we have begun the process of identifying potential partners for other regions. There are currently no drugs approved for the treatment of PFIC. First-line treatment for PFIC is typically off-label ursodeoxycholic acid, or UDCA, which is approved in the United States and elsewhere for the treatment of primary biliary cholangitis. However, many PFIC patients do not respond well to UDCA, undergo partial external bile diversion, or PEBD, surgery and often require liver transplantation. PEBD surgery is a life-altering and undesirable procedure in which bile is drained outside the body to a stoma bag that must be worn by the patient 24 hours a day.

Other Indications Under Development for Odevixibat. We are also pursuing the development of odevixibat in patients with biliary atresia, another rare, life threatening disease that affects the liver and for which there is no approved pharmacologic treatment option. In December 2018, the European Commission granted orphan designation to odevixibat for the treatment of biliary atresia, and in January 2019, the FDA granted orphan drug designation to odevixibat for the treatment of biliary atresia. The FDA has cleared our investigational new drug application, or IND, for a global pivotal trial in biliary atresia, which we plan to initiate in the first half of 2020, with full site activation planned for the first half of 2021. We believe biliary atresia is one of the most common rare pediatric liver diseases, and is the leading cause of liver transplants in children. Our planned double-blind, placebo controlled pivotal trial in biliary atresia is designed to enroll approximately 200 patients at 70 sites globally. Patients will receive either placebo or high-dose (120 µg/kg) odevixibat once daily. The primary endpoint is survival with native liver after two years of treatment.

Biliary atresia is a partial or total blocking or absence of large bile ducts that causes cholestasis and resulting accumulation of bile that damages the liver. The estimated worldwide incidence of biliary atresia is between 4.5 and 8.5 for every 100,000 live births.We estimate the prevalence of biliary atresia to be approximately 15,000 to 20,000 patients in the U.S. and E.U., but we are not able to estimate the prevalence of biliary atresia with precision. There are currently no drugs approved for the treatment of biliary atresia. The current standard of care is a surgery known as the Kasai procedure, or hepatoportoenterostomy, in which the obstructed bile ducts are removed and a section of the small intestine is connected to the liver directly. However, only an estimated 25% of those initially undergoing the Kasai procedure will survive to their twenties without need for liver transplantation.

In addition, we have been evaluating a pivotal study design for odevixibat in ALGS and following a planned meeting with the FDA in the first quarter of 2020, we plan to initiate the trial by the end of 2020. ALGS is a genetic condition associated with liver, heart, eye, kidney and skeletal abnormalities. In particular, ALGS patients have fewer than normal bile ducts inside the liver, which leads to cholestasis and the accumulation of bile and causes scarring in the liver. ALGS is estimated to affect between one in every 30,000 to 70,000 children born worldwide. We estimate the prevalence of ALGS to be approximately 3,000 to 5,000 patients in the U.S. and E.U., but we are not able to estimate the prevalence of ALGS with precision. There are currently no drugs approved for the treatment of ALGS. Current treatment for ALGS is generally in line with current treatments for PFIC as described above. In August 2012, the European Commission granted orphan designation to odevixibat for the treatment of ALGS. In October 2018, the FDA granted orphan drug designation to odevixibat for the treatment of ALGS.

We continue to evaluate potential clinical development in other indications, including primary sclerosing cholangitis, which refers to swelling (inflammation), scarring, and destruction of bile ducts inside and outside of the liver. The first symptoms are typically fatigue, itching and jaundice, and many patients with sclerosing cholangitis also suffer from inflammatory bowel disease. The estimated incidence of primary sclerosing cholangitis is 6.3 cases per 100,000 people. There are currently no drugs approved for the treatment of sclerosing cholangitis. First-line treatment is typically off-label UDCA, although UDCA has not been established to be safe and effective in patients with sclerosing cholangitis in well controlled clinical trials.

Elobixibat as a potential treatment for NASH. NASH is a common, serious and sometimes fatal chronic liver disease that resembles alcoholic liver disease but occurs in people who drink little or no alcohol. Based on multiple epidemiological studies published by third parties in 2014 and 2015, we estimate that NASH affects 2 to 3.5% of adults, representing over 9 million people in the United States and 10 million people in the E.U. There are currently no drugs approved for the treatment of NASH. Lifestyle changes, including modification of diet and exercise to reduce body weight, as well as treatment of concomitant diabetes and dyslipidemia, are commonly accepted as the standard of care for NASH, but have not conclusively been shown to prevent disease progression. Based on findings on parameters relevant to NASH in clinical trials of elobixibat that we previously conducted in patients with chronic constipation and in patients with elevated cholesterol and findings on other parameters relevant to NASH from nonclinical studies that we previously conducted with elobixibat or a different IBAT inhibitor, we believe elobixibat has potential benefit in the treatment of NASH. We have initiated our Phase 2 clinical trial of elobixibat in NAFLD and NASH, with the first patients enrolled in June 2019. We expect topline results from the Phase 2 trial in mid-2020.

Our Pipeline

The following table summarizes our most advanced product candidates and programs:

Our Strategy

Our goal is to be a leader in the development and commercialization of novel therapeutics for orphan pediatric cholestatic liver diseases and disorders where there is high unmet medical need, while also leveraging our expertise in bile acid modulation to treat other liver diseases and disorders. To achieve our goal, we intend to pursue the following strategies.

•	Rapidly develop odevixibat to regulatory approval to treat patients with PFIC. We are conducting a single Phase 3 clinical trial in patients with PFIC. It is our objective that PEDFIC 1, together with available data from PEDFIC 2, our long-term, open label extension study, will form the primary support for applications for marketing approval of odevixibat in both the United States and European Union.

•	Maximize the benefit and commercial potential of odevixibat by expanding development to additional orphan pediatric cholestatic indications. Although we have chosen PFIC as our lead indication for odevixibat, we also believe odevixibat can benefit children suffering from other cholestatic diseases and disorders. The FDA has cleared our IND for a pivotal clinical trial with odevixibat for the treatment of biliary atresia, which we plan to initiate in the first half of 2020. We estimate biliary atresia impacts an aggregate of 15,000 to 20,000 patients in the United States and European Union, and is the cause of over 50% of liver transplants in children. After further discussions with the FDA scheduled in the first quarter of 2020, we also plan to initiate a pivotal trial for odevixibat as a treatment for ALGS in 2020.

•	Develop the capability to commercialize odevixibat to treat orphan pediatric liver diseases, if approved, through a targeted sales force in the United States and European Union and collaborate selectively to commercialize odevixibat outside of those regions. If we receive marketing approval in the United States or European Union for odevixibat to treat patients with PFIC or any other pediatric cholestatic liver disease or disorder, we plan to build the capabilities to effectively commercialize odevixibat in the approved indication(s) in the applicable region. We believe that the required commercial organization would be modest in size and targeted to the relatively small number of specialists in the United States and Europe who treat children with cholestatic liver disease. If we receive marketing approval outside of the United States and Europe for odevixibat to treat patients with PFIC or any other pediatric cholestatic liver disease or disorder, we plan to selectively utilize collaboration, distribution and other marketing arrangements with third parties to commercialize odevixibat in the approved indication(s) in the regions outside the United States or Europe where we receive approval.

•	Collaborate selectively to develop and commercialize product candidates targeting nonorphan indications, potentially including elobixibat, A3384 or any future product candidate to treat NASH. We intend to selectively seek alliances and collaborations to assist us in furthering the development or commercialization of product candidates targeting large primary care markets that must be served by large sales and marketing organizations. These product candidates may include any or all of elobixibat, A3384, and any potential future product candidate that arises from our preclinical program in NASH.

Financial Update

While we have not finalized our full financial results for the year ended December 31, 2019, we expect to report that we had approximately $131.8 million of cash and cash equivalents as of December 31, 2019. This amount is preliminary, has not been audited and is subject to change pending completion of our audited financial statements for the year ended December 31, 2019. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of December 31, 2019. We expect to complete our audited financial statements for the year ended December 31, 2019 subsequent to the completion of this offering. It is possible that we or our independent registered public accounting firm may identify items that require us to make adjustments to the preliminary estimated cash and cash equivalents balance set forth above and those changes could be material.

Recent Developments

On November 18, 2019, we entered into a settlement agreement with Ferring International Center S.A., resolving to the parties’ mutual satisfaction a litigation we brought in New York State Supreme Court concerning our License Agreement, dated July 2, 2012, as amended, with Ferring. The parties have exchanged mutual releases and filed a stipulation voluntarily discontinuing the case with prejudice.